Exhibit 11

                           Liberty Technologies, Inc.
                         Earnings Per Share Calculation



                                             Three Months Ended          Nine Months Ended
                                               September 30,               September 30,
                                        ------------------------      ------------------------
                                          1996           1995           1996            1995
                                        ---------      ---------      ---------      ---------

Net income (loss)                     $(1,667,000)   $  (414,000)   $(1,693,000)   $   436,000



Weighted average shares outstanding     4,978,156      4,950,669      4,968,572      4,940,509
Dilutive effect of outstanding
    options and warrants, net of
    tax benefit                           (*) ---        (*) ---         (*) --        273,640
                                        ---------      ---------      ---------      ---------

Shares used in computing earnings
    (loss) per share                    4,978,156      4,950,669      4,968,572      5,214,149
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------


Earnings (loss)  per share (primary
    and fully diluted)
                                      $     (0.33)   $     (0.08)   $     (0.34)   $      0.08
                                        ---------      ---------      ---------      ---------
                                        ---------      ---------      ---------      ---------


            (*)The effect of including options is not
               considered because the effect would be
               antidilutive in periods with a loss.